Exhibit 99.1
CONSOL Energy Announces Results for the Third Quarter 2019

CANONSBURG, PA (November 5, 2019) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the period ended September 30, 2019.

Third Quarter 20191 Highlights and Other Updates Include:

•	GAAP net income of $7.0 million and total GAAP dilutive earnings per share of $0.16;

•	Adjusted EBITDA[2] of $82.4 million;

•	Year-to-date (YTD) net cash provided by operations of $223.2 million;

•	YTD organic free cash flow net to CEIX shareholders[2] of $75.0 million;

•	Net payments on total debt of $21.5 million during the quarter;

•	Repurchased approximately 5% of outstanding CEIX common shares during the quarter;

•	Cash and cash equivalents of $133.3 million or 31.2% of market capitalization as of 9/30/2019;

•	Total net leverage ratio[2] of 1.8x on 9/30/2019 per bank method;

•	Strongest third quarter production in the history of the Pennsylvania Mining Complex (PAMC); and

•	Maintaining full-year 2019 guidance.

Management Comments

"The third quarter is typically our weakest quarter of the year; however, I am pleased to announce that the PAMC delivered record third quarter production this year," said Jimmy Brock, President and Chief Executive Officer of CONSOL Energy Inc. "This strong performance was underscored by our contracted position and the continued desirability of our product, which the capital markets failed to recognize. Furthermore, we were able to grow our total revenue by 3% this quarter compared to the year-ago period, despite major coal price indices suffering double-digit declines."

"This has been an increasingly tough year for our industry as both the commodity markets and capital markets have been challenging. The good news is that we have positioned ourselves to weather this storm. On the capital markets front, we completed our debt refinancing earlier in the year, reduced our leverage, increased our liquidity and expanded our financial flexibility. On the revenue front, we moved early to contract our coal and are now 82% contracted for 2020 at attractive prices compared to the current market. This gives our operations team good visibility as we plan our production schedule heading into 2020. On the balance sheet front, our contracted position and operational consistency also allow us to continue to opportunistically buy back our undervalued debt and equity securities."

Pennsylvania Mining Complex Review and Outlook

PAMC Sales and Marketing

Our marketing team shipped 6.5 million tons of coal during the third quarter of 2019 at an average revenue per ton of $46.59, compared to 6.2 million tons at an average revenue per ton of $47.21 in the year-ago period. Our coal revenue improved by $6.7 million compared to the year-ago period, despite a 20% lower average PJM West day-ahead power price, a 42% lower average API 2 prompt month coal price and a 19% lower average Henry Hub natural gas spot price in the third quarter of 2019 versus the third quarter of 2018. This revenue improvement was largely driven by a modest increase in sales volume and our robust contracted position, which significantly reduced variability in our average revenue per ton.

During the quarter, we were successful in securing additional coal sales contracts for 2020 and 2021, bringing our contracted positions to 82% and 36%, respectively, assuming a 27 million ton annual run rate. Additionally, in the second quarter of 2019, one of our longwalls transitioned to a new lower sulfur region of the reserves with improved mining conditions. We believe the resulting improvement in coal quality should help to increase the domestic and export marketability of the PAMC product, including access to new markets.

According to the U.S. Energy Information Administration, inventories at domestic utilities stood at approximately 111 million tons at the end of August, which is slightly higher compared to year-ago levels. While low natural gas and power prices weighed on broader coal demand, we continued to ship all the coal we produced during the third quarter, highlighting the quality and resilience of our customer base.

On the export front, API 2 spot prices for thermal coal delivered to Europe have been volatile throughout 2019. After a 44% decline in the first half of 2019, API 2 prompt month prices rebounded by 23% during the third quarter of 2019. Our revenues were largely unaffected due to our previously disclosed export contract, which runs through December 2020 and has fixed volumes with collared prices that nets us a floor price per ton above $45.52. It is also important to note that the forward curve for API 2 is in contango and currently sits around $70 per ton in 2021.

Supply rationalization is another positive trend we are seeing in the marketplace. Globally, several unhedged coal producers are scaling back their thermal coal output. We are also noticing similar trends on the metallurgical coal front, where producers are idling high-cost operations or slowing expansion projects due to recent softer prices and declining access to capital. As we head into 2020, we will remain market-driven and operate our mines in line with our contracted position and opportunities to capture market share.

Operations Summary

The PAMC achieved a record-high third quarter production of 6.5 million tons, which compares to 6.4 million tons in the year-ago quarter. The increase in coal production was largely due to the impact of one fewer longwall move in the third quarter of 2019 versus the prior year period. During the current quarter, our operations team overcame several non-typical challenges including a roof fall and equipment breakdowns. These geological and equipment-related issues resulted in higher mine maintenance and project expenses. Accordingly, we saw slight cost increases compared to year-ago levels. The Company's total costs during the third quarter were $323.9 million compared to $315.9 million in the year-ago quarter. Average cash cost of coal sold per ton2 was $32.78 compared to $30.88 in the year-ago quarter.

		Three Months Ended
		September 30, 2019	September 30, 2018

Coal Production	million tons	6.5	6.4
Coal Sales	million tons	6.5	6.2
Average Revenue per Ton	per ton	$46.59	$47.21
Average Cash Costs of Coal Sold[2]	per ton	$32.78	$30.88
Average Cash Margin per Ton Sold[2]	per ton	$13.81	$16.33

CONSOL Marine Terminal (CMT) Review

For the third quarter of 2019, throughput volumes at CMT were 2.4 million tons, compared to 2.7 million tons in the year-ago period. Terminal revenues were largely in line compared to the year-ago quarter. For the third quarter, terminal revenues and cash operating costs were $16.3 million and $6.3 million, respectively, compared to $16.1 million and $7.4 million, respectively, in the year-ago period. CMT net income and CMT Adjusted EBITDA2 came in at $7.7 million and $9.9 million, respectively, in the third quarter of 2019 compared to $5.7 million and $8.3 million, respectively, in the year-ago period.

Itmann Project

As announced last quarter, all permits needed for development of the mine site have been approved and issued. Excavation for mine site construction is now underway, and we are working to staff the mine in preparation for commencement of development mining in the first quarter of 2020.

Equipment procurement is still on schedule and is trending below our capital budget for the first section of the mine through the identification and purchase of rebuilt equipment.

Finally, engineering and environmental work is still underway to permit a new preparation plant and refuse facility at the former Itmann plant site. We are working with the appropriate parties to finalize the plant layout, rail infrastructure design and other agreements needed for the plant site, and we plan to proceed with submitting the remaining permit applications once these have been completed.

We continue to maintain our guidance outlook as we progress toward the mine start date. We will update our outlook accordingly at that time.

De-leveraging, Interest Rate Hedges, and Capital Returns

The strength of our business model is underpinned by our ability to generate free cash flow, which allows us to take advantage of our opportunity set to invest in areas where we can improve our returns. This quarter was no different as we took advantage of the decline in the prices of our financial securities and stepped up repurchases of our common stock and second lien bonds. Our goal is to always maintain a strong balance sheet with low leverage and strong liquidity, which enables us to execute our strategic goals and increase our capital returns while driving down our cost of capital.

Since November 2017, when we became an independent publicly-traded company, through the end of the second quarter of 2019, we have spent approximately $225 million repurchasing our debt (84%) and equity securities (16%). During the third quarter of 2019, we deployed an additional $47 million toward our term loans (9%), second lien notes (34%), finance leases (10%) and equity (47%).

Specifically, during the quarter, CEIX repurchased 1,366,054 of its common shares, or 5% of its shares outstanding, for $23.2 million at a weighted average price of $16.97 per share, as well as 19,413 common units of CCR for $0.2 million at a weighted average price of $12.88 per unit. On the debt front, CEIX spent $16.2 million (including premium), $3.8 million and $0.7 million toward the reduction of our Second Lien, Term Loan A and Term Loan B debts, respectively. CEIX also made principal payments of $4.7 million toward outstanding finance leases.

During the quarter, we also layered on interest rate hedges against an additional $50 million of our Term Loan B principal for 2020, 2021 and 2022. These hedges will effectively reduce our interest rates by an average of 80 basis points, compared to then-prevailing rates, which corresponds to a total interest expense reduction of approximately $1.2 million. Combined with the $100 million of Term Loan B interest rate hedges that were layered on during the second quarter of 2019, we expect a total interest expense reduction of approximately $2.8 million between 2020 and 2022.

2019 Guidance and Outlook

Based on our year-to-date results, current contracted position, estimated prices and production plans, we are maintaining our previously announced guidance ranges for 2019:

•	Coal sales volumes (100% PAMC) - 26.8-27.8 million tons

•	Coal average revenue per ton sold - $47.00-$48.00

•	Average cash cost of coal sold per ton[3] - $30.40-$31.40

•	CMT Adjusted EBITDA[3] - $42-$45 million

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $390-$420 million

•	Effective tax rate - less than 5%

•	Capital expenditures (incl. 100% PAMC) - $155-$185 million

Third Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Coal Resources LP, during which management will discuss the third quarter 2019 financial and operational results, is scheduled for November 5, 2019 at 11:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the "Events and Presentations" page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419
Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website, www.consolenergy.com, for additional information regarding the company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC) reporting our results for the quarter ended September 30, 2019. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.

2"Adjusted EBITDA", "Organic Free Cash Flow Net to CEIX Shareholders", "CMT Adjusted EBITDA" and "Net Leverage Ratio" are non-GAAP financial measures and "Average Cash Cost of Coal Sold per Ton" and "Average Cash Margin per Ton Sold" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to the most directly comparable GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures".
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance and CMT Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of Average Cash Cost of Coal Sold per Ton guidance, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~698 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Condensed Consolidated Statements of Cash Flows
The following table presents the condensed consolidated statements of cash flows for the three months ended September 30, 2019 and 2018 (in thousands):

	Three Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$7,024	$9,084
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	54,370	51,242
Other Non-Cash Adjustments to Net Income	(3,772)	(1,099)
Changes in Working Capital	(240)	(7,167)
Net Cash Provided by Operating Activities	57,382	52,060
Cash Flows from Investing Activities:
Capital Expenditures	(48,521)	(40,656)
Proceeds from Sales of Assets	715	139
Net Cash Used in Investing Activities	(47,806)	(40,517)
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt, Including Fees	(21,520)	(5,422)
Repurchases of Common Stock	(21,768)	(6,443)
Distributions to Noncontrolling Interest	(5,555)	(5,589)
Other Financing Activities	(252)	(2,278)
Net Cash Used in Financing Activities	(49,095)	(19,732)
Net Decrease in Cash and Cash Equivalents and Restricted Cash	$(39,519)	$(8,189)
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	174,368	284,503
Cash and Cash Equivalents and Restricted Cash at End of Period	$134,849	$276,314

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs and expenses. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs and expenses.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs and expenses, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended September 30,
	2019	2018
Total Costs and Expenses	$323,907	$315,854
Freight Expense	(3,599)	(2,443)
Selling, General and Administrative Costs	(14,690)	(18,526)
Loss on Debt Extinguishment	(801)	—
Interest Expense, net	(15,598)	(20,862)
Other Costs (Non-Production)	(22,786)	(30,801)
Depreciation, Depletion and Amortization (Non-Production)	(12,105)	(9,175)
Cost of Coal Sold	$254,328	$234,047
Depreciation, Depletion and Amortization (Production)	(42,265)	(42,067)
Cash Cost of Coal Sold	$212,063	$191,980

We define average cash margin per ton sold as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton sold is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended September 30,
	2019	2018
Total Coal Revenue	$301,542	$294,797
Operating and Other Costs	234,849	222,781
Less: Other Costs (Non-Production)	(22,786)	(30,801)
Total Cash Cost of Coal Sold	212,063	191,980
Add: Depreciation, Depletion and Amortization	54,370	51,242
Less: Depreciation, Depletion and Amortization (Non-Production)	(12,105)	(9,175)
Total Cost of Coal Sold	$254,328	$234,047
Total Tons Sold (in millions)	6.5	6.2
Average Revenue per Ton Sold	$46.59	$47.21
Average Cash Cost of Coal Sold per Ton	32.78	30.88
Depreciation, Depletion and Amortization Costs per Ton Sold	6.51	6.60
Average Cost of Coal Sold per Ton	39.29	37.48
Average Margin per Ton Sold	7.30	9.73
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.51	6.60
Average Cash Margin per Ton Sold	$13.81	$16.33

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

The following tables present a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended September 30, 2019
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$30,545	$7,706	$(31,227)	$7,024

Add: Income Tax Expense	—	—	2,415	2,415
Add: Interest Expense, net	—	1,513	14,085	15,598
Less: Interest Income	—	—	(755)	(755)
Earnings (Loss) Before Interest & Taxes (EBIT)	30,545	9,219	(15,482)	24,282

Add: Depreciation, Depletion & Amortization	45,829	539	8,002	54,370

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$76,374	$9,758	$(7,480)	$78,652

Adjustments:
Stock/Unit-Based Compensation	$2,712	$131	$131	$2,974
Loss on Debt Extinguishment	—	—	801	801
Total Pre-tax Adjustments	2,712	131	932	3,775

Adjusted EBITDA	$79,086	$9,889	$(6,548)	$82,427

	Three Months Ended September 30, 2018
	PAMC Division	Other Division
Dollars in thousands	PA Mining Complex	Baltimore Terminal (CMT)	Other	Total Company
Net Income (Loss)	$37,962	$5,726	$(34,604)	$9,084

Add: Income Tax Benefit	—	—	(690)	(690)
Add: Interest Expense, net	—	1,513	19,349	20,862
Less: Interest Income	—	—	(523)	(523)
Earnings (Loss) Before Interest & Taxes (EBIT)	37,962	7,239	(16,468)	28,733

Add: Depreciation, Depletion & Amortization	44,235	962	6,045	51,242

Earnings (Loss) Before Interest, Taxes and DD&A (EBITDA)	$82,197	$8,201	$(10,423)	$79,975

Adjustments:
Stock/Unit-Based Compensation	$2,730	$127	$126	$2,983
Total Pre-tax Adjustments	2,730	127	126	2,983

Adjusted EBITDA	$84,927	$8,328	$(10,297)	$82,958

We define adjusted net income as net income adjusted for certain unusual and/or infrequent transactions, such as loss on debt extinguishment resulting from the refinancing of the Company's credit facilities. We define adjusted dilutive earnings per share (EPS) as adjusted net income attributable to CONSOL Energy Inc. shareholders divided by the weighted average shares outstanding during the reporting period. The GAAP measure most directly comparable to adjusted net income and adjusted dilutive EPS is net income and dilutive earnings per share, respectively.

The following table presents a reconciliation of adjusted net income and adjusted dilutive EPS to net income and dilutive earnings per share, the most directly comparable GAAP financial measures, on a historical basis, for each of the periods indicated.

	Three Months Ended September 30,
	2019	2018
Dollars in thousands, except per share data
Net Income	$7,024	$9,084
Plus: Adjustments to Net Income	—	—
Plus: Tax Benefit of Adjustments to Net Income	—	—
Adjusted Net Income	7,024	9,084
Less: Net Income Attributable to Noncontrolling Interest	2,684	3,350
Adjusted Net Income Attributable to CONSOL Energy Inc. Shareholders	$4,340	$5,734

Weighted-Average Diluted Shares of Common Stock Outstanding	27,016,990	28,575,860

Earnings per Share:
Dilutive Earnings per Share	$0.16	$0.20
Plus: Adjustments to Net Income Attributable to CONSOL Energy Inc. Shareholders	—	—
Adjusted Dilutive Earnings per Share	$0.16	$0.20

We define net leverage ratio as the ratio of net debt to the last twelve months' ("LTM") earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	September 30, 2019	September 30, 2018
Net Income	$122,191	$108,111
Plus:
Interest Expense, net	70,677	77,681
Depreciation, Depletion and Amortization	196,835	202,762
Income Taxes	58	72,968
Stock/Unit-Based Compensation	15,946	14,649
Loss on Debt Extinguishment	26,217	3,149
CCR Adjusted EBITDA per Credit Agreement	(108,502)	(121,745)
Cash Distributions from CONSOL Coal Resources LP	35,383	35,040
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(20,393)	(3,501)
Other Adjustments to Net Income	5,989	867
Consolidated EBITDA per Credit Agreement	$344,401	$389,981

Consolidated First Lien Debt	$394,947	$501,500
Senior Secured Second Lien Notes	239,228	279,476
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,261	2,085
Consolidated Indebtedness per Credit Agreement	739,301	885,926
Less:
Advance Royalty Commitments	2,261	2,085
Cash on Hand	122,720	249,532
Consolidated Net Indebtedness per Credit Agreement	$614,320	$634,309

Net Leverage Ratio (Net Indebtedness/EBITDA)	1.8	1.6

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated.

	Three Months Ended		Nine Months Ended
Organic Free Cash Flow	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net Cash Provided by Operations	$57,382	$52,060	$223,183	$330,252
Capital Expenditures	(48,521)	(40,656)	(131,475)	(96,855)
Organic Free Cash Flow	$8,861	$11,404	$91,708	$233,397

Distributions to Noncontrolling Interest	(5,555)	(5,589)	(16,674)	(16,763)
Organic Free Cash Flow Net to CEIX Shareholders	$3,306	$5,815	$75,034	$216,634

Free Cash Flow	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018
Net Cash Provided by Operations	$57,382	$52,060

Capital Expenditures	(48,521)	(40,656)
Proceeds from Sales of Assets	715	139
Free Cash Flow	$9,576	$11,543

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Source: CONSOL Energy Inc.